Exhibit 10.2

OFFICEMAX INCORPORATED

Nonstatutory Stock Option Award Agreement

This Nonstatutory Stock Option Award (the “Award”), is granted as of April 18, 2005 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Sam Duncan (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and the following terms:

1.                                       The Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.                                       You are awarded a nonstatutory stock option to purchase up to 70,000 shares of Stock at a price of $32.66 per share (the “Grant Price”).

3.                                       The Option shall become exercisable as follows:

a.                                       On each of the first three anniversaries of the Award Date, the Option shall become exercisable with respect to one-third of the shares of Stock subject to the Option.

b.                                      If at any time prior to the third anniversary of the Award Date:  (i) you are involuntarily terminated not for Cause, as such term is defined in the Employment Agreement between you and OfficeMax dated April 14, 2005 (the “Employment Agreement”), as determined by OfficeMax (or any successor), (ii) you terminate employment as a result of death or Disability, as such term is defined in the Employment Agreement, or (iii) you voluntarily terminate employment for Good Reason, as such term is defined in the Employment Agreement, then a pro rata portion of the unvested shares of Stock subject to the Option, calculated as follows, shall become exercisable.

•                  If termination occurs before the first anniversary of the Award Date, you will receive:

•                  A pro rata portion of one-third of the shares of Stock subject to the Option based on the number of months worked since the Award Date divided by 12 months, plus

•                  A pro rata portion of one-third of the shares of Stock subject to the Option based on the number of months worked since the Award Date divided by 24 months, plus

•                  A pro rata portion of one-third of the shares of Stock subject to the Option based on the number of months worked since the Award Date divided by 36 months.

•                  If termination occurs on or after the first anniversary of the Award Date but before the second anniversary of the Award Date, you will receive:

•                  A pro rata portion of one-third of the shares of Stock subject to the Option based on the number of months worked since the Award Date divided by 24 months, plus

•                  A pro rata portion of one-third of the shares of Stock subject to the Option based on the number of months worked since the Award Date divided by 36 months.

•                  If termination occurs on or after the second anniversary of the Award Date but before the third anniversary of the Award Date, you will receive a pro rata portion of one-third of the shares of Stock subject to the Option based on the number of months worked since the Award Date divided by 36 months.

c.                                       If you terminate employment for any reason other than as stated in paragraph 3.b before the third anniversary of the Award Date (including involuntary termination for Cause), any portion of the Option which is not then exercisable pursuant to subsection 3.a or 3.b will be forfeited upon your termination of employment.

4.                                       The Option must be exercised on or before the earliest of the following:

(a)                                  the tenth anniversary of the Award Date;

(b)                                 one year after your termination of employment as a result of your retirement, death, or Disability, provided that you have not, as of the date of the exercise of the Option, commenced Employment with any Competitor (see paragraph 8 below);

(c)                                  one year after your termination of employment pursuant to paragraph 3.b, provided that you have not, as of the date of the exercise of the Option, commenced Employment with any Competitor (see paragraph 8 below); or

(d)                                 one year after your termination of employment for any other reason, subject to paragraph 5.

5.                                       The Option shall be canceled immediately if you are terminated for Disciplinary Reasons, as that term is defined in the Executive Officer Severance Pay Policy.

6.                                       In the event of a Change in Control prior to the third anniversary of the Award Date, the continuing entity may either continue this Award or replace this Award with an award of substantially equivalent value with terms and conditions not less favorable than the terms and conditions provided in this Award Agreement, in which case the Award will vest according to the terms of the applicable Award Agreement.  If the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination” (as defined in the letter agreement between you and OfficeMax regarding benefits upon a change in control), the Option shall become fully vested and exercisable immediately upon the Change in Control, or, in the case of your termination, upon the date of termination.

7.                                       You may exercise the Option upon notice and payment of the Grant Price by any of the following methods, unless disallowed by law:

(a)                                  broker assisted exercise;

(b)                                 Stock already owned by you; or

(c)                                  cash.

You may elect to receive the proceeds of the exercise in either cash or Stock.

8.                                       “Competitor” means any business, foreign or domestic, which is engaged, at any time relevant to the provisions of this Agreement, in the sale or distribution of products, or in the provision of services in competition with the products sold or distributed or services provided by OfficeMax or any subsidiary, partnership, or joint venture of OfficeMax.  The determination of whether a business is a Competitor shall be made by OfficeMax’s General Counsel, in his or her sole discretion.  “Employment with a Competitor” means providing significant services as an employee or consultant, or otherwise rendering services of a significant nature for remuneration, to a Competitor.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before May 13, 2005, or the Award will be forfeited.  Return your executed Agreement to:  Linda VanDeventor, OfficeMax, 150 Pierce Road, Itasca, IL  60143, or fax your signed form to 630-438-2463.

OfficeMax Incorporated		Awardee

By:	/s/ Matthew R. Broad	/s/ Sam Duncan

Sam Duncan
Printed Name